Exhibit 2.1

STOCK PURCHASE AGREEMENT

AMONG

BIONOVELUS, INC.

AND

BAYBERRY ACQUISITION CORP.

AND

THE STOCKHOLDERS OF

BAYBERRY ACQUISITION CORP

MAY 6, 2019

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 6, 2019, by and among BioNovelus, Inc. (“Buyer”), Bayberry Acquisition Corp. (the “Company”), and all of the stockholders of Company (collectively, the “Stockholders” and individually a “Stockholder”). Certain capitalized terms used in this Agreement are defined elsewhere in this Agreement.

RECITALS

A.        The Stockholders own of record one hundred percent (100%) of the outstanding common and preferred stock of Company.

B.        The Stockholders desire to sell, and Buyer desires to purchase, all of the issued and outstanding stock of Company, all upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for such other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Definitions. Each of the following terms shall have the meaning given such terms as set forth in the section of this Agreement set forth below opposite such term:

Defined Term	Section

Agreement	Preamble
Closing	2.02
Closing Date	2.02
Company	Preamble
Company Common Stock	3.05(a)
Company Preferred Stock	3.05(a)
Company Indemnitees	7.02
Dispute	8.05(a)
Dispute Notice	8.05(a)
Financial Statements	3.08
Indemnification Notice	7.04(a)
Indemnification Objection Notice	7.04(b)
Indemnifying Party	7.03
Indemnitees	7.02
Leased Real Property	3.18(b)
Material Contract	3.11(b)
Permits	3.15

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Defined Term	Section
Permitted Indemnification Claim	7.04(b)
Pre-Closing Proceeding	6.01(g)
Real Property Leases	3.18(b)
Related Parties	3.10
Related Party Agreements	3.10
Buyer	Preamble
Buyer Indemnitees	7.01
Shares	2.01
Stockholder	Preamble
Stockholders	Preamble
Straddle Proceeding	6.01(g)

1.02         Additional Definitions. The following terms, when used in this Agreement, shall have the meanings set forth below:

“Annual Financial Statements” means the balance sheet of Company, at March 31, 2019, and the statement of income for the period from inception to March 31, 2019, attached to Section 3.8.

“Balance Sheet” means the balance sheet of Company as of April 30, 2019.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, New York are authorized or required by law or executive order to remain closed.

“Claim” means any and all claims, demands, actions, causes of action, suits, proceedings and administrative proceedings.

“Code” means the Internal Revenue Code of 1986, as amended.

“Knowledge” means the actual knowledge of any officer or majority shareholder of the Buyer and of any officer or shareholder of the Company.

“Company Letter” means and refers to the letter from Company to Buyer dated the date hereof and identifying exceptions to the warranties and representations set forth in Article III, which has been prepared by Company.

“Damages” means all assessments, losses, damages, liabilities, debts, charges (including judgments and decrees which give rise to any of the foregoing), diminution in value, costs and expenses, including, without limitation, interest, penalties, court costs, attorneys’ and accountants’ fees and expenses (including attorneys’ and accountants’ fees and expenses of Buyer incurred in the investigation or defense of any matter, or in asserting, preserving or enforcing its rights under this Agreement).

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“Government Agency” means (i) the United States Government, including all departments and agencies of any branch of the United States Government, all independent agencies or instrumentalities and all non-appropriated fund activities within the United States Government and United States Government corporations, and (ii) any state or local government, including all departments, agents, agencies, branches, independent agencies or instrumentalities, activities, and non-appropriated fund activities of or within a state or local government and all state or local government corporations.

“Governmental Authority” means any court, administrative or regulatory agency or commission or other governmental authority of competent jurisdiction.

“Intellectual Property Rights” means any and all United States and foreign (i) patents and patent applications (including without limitation docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto, (ii) trademarks, service marks, certification marks, trade name rights, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof, (iii) copyrights and registrations thereof, (iv) inventions, processes, designs, formulae, trade secret rights, know-how, industrial models, confidential, technical and business information, manufacturing, engineering and technical drawings, and product specifications, (v) intellectual property rights similar to any of the foregoing, (vi) computer software, and (vii) copies and tangible embodiments thereof (in whatever form or medium, including without limitation electronic media) that are (a) used by or on behalf of Company in performance of Company’s business as conducted on the date hereof, (b) licensed or provided by or on behalf of Company to its customers or other licensees, or (c) otherwise necessary to conduct the business of Company.

“Law or Laws” means any law, statute, code, ordinance, regulation, rule or other binding obligation or requirement of any Governmental Agency or Governmental Authority.

“Lien” means, with respect to any asset of any party hereto, any mortgage, lien, pledge, charge, debt, option, security interest, conditional sale or other title retention document or similar encumbrance of any kind in respect of such asset.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree, writ or other binding decision of any Governmental Authority or Government Agency.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or agency or instrumentality thereof.

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“Tax” or “Taxes” means (i) any federal, state, local, Indian, or foreign income, gross receipts, gross margin, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign), (ii) in the case of Company, liability for the payment of any amount of the type described in clause (i) as a result of being or having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of Company to a Governmental Authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability of Company for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including an indemnification obligation).

“Tax Return” means any return, declaration, disclosure, election, schedule, estimate, report, claim for refund, estimates or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means all existing agreements or arrangements (whether or not written) binding Company that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the principal purpose of determining any Person’s Tax liability.

“Transaction Documents” means this Agreement, the Company Letter and any documents, agreements or certificates required to be executed and delivered by Company, any Stockholder, and/or Buyer.

“Transactions” means the purchase and sale of the Shares contemplated in Article II and the other transactions relating thereto contemplated under this Agreement.

1.03       Rules of Construction. This Agreement shall be construed in accordance with the following rules of construction:

(a) the terms defined in this Agreement include the plural as well as the singular;

(b) all references in the Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated articles, sections and other subdivisions of the body of this Agreement;

(c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(e) the words “includes” and “including” are not limiting; and

(g) all references to days shall be deemed to refer to calendar days unless this Agreement specifically refers to Business Days.

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ARTICLE II

PURCHASE AND SALE OF SHARES

2.01        Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, the Stockholders hereby agree to sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens whatsoever, and Buyer hereby agrees to purchase from the Stockholders one hundred percent (100%) of the issued and outstanding capital stock of Company (the “Shares”).

2.02        Closing. Subject to the satisfaction or waiver of all of the conditions contained in Article V, the closing of the Transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer as soon as practicable (but not later than 5 Business Days) after the satisfaction or waiver of the conditions to Closing contained in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” On or prior to the Closing, Buyer agrees to cause all of the affiliate debt of the Buyer to be converted into 240 million shares of common stock of the Buyer or such lesser or greater number such that there are 360 million shares of common stock and 0 shares of preferred stock issued and outstanding prior to the transactions contemplated by this Agreement. At or prior to the Closing, the Stockholders shall cause to be delivered $42,500 of cash to certain creditors of the Buyer to pay certain of the Buyer’s non-audit liabilities as set forth on Schedule 2.02(a) in exchange for which the Person(s) listed on Schedule 2.02(b) shall be issued a 1-year convertible promissory note for $42,500 convertible into 8.5 million shares of Buyer plus 17 million warrants to purchase common stock of the Buyer at $0.005 per share.

2.03        Consideration; Delivery. In full consideration for the purchase by Buyer of the Shares, Buyer shall effectuate the following:

(a)        Preferred Stock. Upon closing, Buyer shall issue to the shareholders listed on Schedule 2.03(a) 1 million shares of Series B convertible preferred stock of the Buyer, convertible into 361 million shares of common stock. Each share of preferred stock shall have 10 votes per share.

(b)        Common Stock. Four hundred forty-two thousand eight hundred eighty six (442,886) shares of common stock to the shareholders listed on Schedule 2.03(b).

(c)        Reverse Stock Split. In order to facilitate a higher price for the common stock of the Buyer, it is contemplated that a stock split of between 1-for-10 and a 1-for-100 shall be effectuated (subject to FINRA rules and SEC Rule 10b-17) at some point within 12 months after the Closing but not within the first 4 months after the Closing, reducing the current shares outstanding and reducing other shares being issued prior to such split (such as those referenced in 2.02 and 2.03) proportionately. Fractional shares shall be rounded up to the next whole share. Each shareholder of Buyer with more than 10% ownership (inclusive of shares being issued hereunder) agrees to vote in favor of such reverse stock split at such time as it is voted on provided such vote occurs prior to April 30, 2020.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

3.01        Corporate Existence and Power; Subsidiaries. Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Nevada and Company has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and to own the properties and assets it now owns. Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction, including foreign countries, where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

3.02        Corporate Authorization; Binding Effect; Board Authorization. Company has all requisite corporate power and corporate authority required to enter into this Agreement and each Transaction Document to which Company is or will be a party and to consummate the Transactions contemplated hereby and thereby. The execution and delivery by Company of this Agreement and of each Transaction Document to which Company is or will be a party and the consummation of the Transactions contemplated hereby have been duly authorized by all necessary and proper corporate action on the part of Company in accordance with the laws of the State of Nevada. This Agreement has been duly executed and delivered by Company and constitutes, and each of the Transaction Documents to which Company is or will be a party upon execution and delivery by Company will constitute, a valid and binding agreement of Company enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.03        Governmental Authorization and Consents. No consent, approval or authorization of, filing with, or notice to, any Governmental Authority, or any lender, lessor, creditor, stockholder or any other Person, is required by Company or the Stockholders in connection with the execution, delivery and performance by Company and the Stockholders of this Agreement, each and every agreement contemplated under this Agreement to be entered into by Company or the Stockholders in connection with the Transactions, and the consummation by Company and the Stockholders of the Transactions contemplated hereunder to be consummated by Company or the Stockholders.

3.04      Non-contravention. The execution and delivery of the Transaction Documents by Company and the Stockholders, the performance by Company and the Stockholders of their respective obligations hereunder and thereunder, and the consummation of the Transactions, do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Company, (b) contravene or conflict with any applicable provision of any law, regulation, rule, judgment, injunction, order or decree binding upon or applicable to Company or the Stockholders, (c) except as set forth in Section 3.04 of the Company Letter, require notice or constitute a default under, or impair or alter the rights of Company or any third party or give rise to a right of termination, cancellation, amendment or acceleration of any right or obligation of Company or to a loss of any benefit to which Company is entitled under, any provision of any agreement, contract or other instrument binding upon Company or by which any one or more of Company’s assets or properties may be bound or subject, or any license, franchise, permit or other similar authorization held by Company or (d) result in the creation or imposition of any Lien on any assets or properties of Company.

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3.05        Capitalization. The authorized capital stock of Company consists of 1500 shares of common stock, (“Company Common Stock”) and zero (0) shares of preferred stock (“Company Preferred Stock”). As of May 2, 2019, there are outstanding 300 shares of Company Common Stock and zero (0) shares of Company Preferred Stock, all of which have been duly authorized and validly issued and are fully paid and non-assessable. Company has no other authorized, issued or outstanding class of capital stock. There are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or other written, oral or implied commitments relating to (a) the authorized and unissued capital stock of Company or (b) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from Company, any shares of capital stock of Company and no such convertible or exchangeable securities or obligations are outstanding. Each outstanding share of capital stock of Company is free and clear of Liens. All outstanding shares of Company Common Stock were issued in compliance with all applicable federal and state securities laws and were not issued in violation of any preemptive or similar right. No option, right, subscription, warrant, unsatisfied preemptive right, call or other written, oral or implied commitment relating to (i) the authorized and unissued capital stock of Company or (ii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from Company, capital stock of Company shall be outstanding after the Closing.

3.06        Trade Names. Company has no trade names, fictitious names, assumed names or

“doing business as” names or other names under which it has done or is doing business.

3.07        Title to Properties; Absence of Liens; Sufficiency of Assets.

(a)        Company has good, valid, and marketable title to or, in the case of leased property and assets, valid and subsisting leasehold interests in, all of its assets and property, whether real personal, mixed, tangible or intangible, including, without limitation, all of the assets and properties reflected in the Balance Sheet, free and clear of all Liens.

(b)        The assets and property owned or leased by Company (i) constitute all of the property and assets used or held for use in connection with the business of Company, (ii) constitute all of the property and assets necessary to conduct such business as currently conducted and (iii) are in good condition and repair, ordinary wear and tear excepted and are usable in the ordinary course of business. Company has no owned or leased automobiles.

3.08        Financial Statements; Related Information.

The Company has not had material operations since its incorporation and has had no revenue and has no liabilities.

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3.09        Absence of Certain Changes. Since January 1, 2019, Company has conducted business in the ordinary course consistent with past practice, including making all regularly scheduled payments and commitments and, except as disclosed in Section 3.09 of the Company Letter, there has not been:

(a)        any event, occurrence, development of a state of circumstances or facts, or change in the business, properties, assets, prospects, operations or condition (financial or otherwise) of Company which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect and, to Company’s Knowledge, no such event, occurrence, development or change is threatened;

(b)        (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Company, or (ii) any repurchase, redemption or other acquisition by Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, Company (except that concurrent with closing, Company shall be making a distribution of its cash on hand to the shareholders);

(c)        any incurrence, assumption or direct or indirect guarantee by Company of any indebtedness for borrowed money or any creation or assumption by Company of any Lien (other than Permitted Liens) on any asset;

(d)        any material transaction or commitment made, or any material contract or agreement entered into, amended or terminated by Company or any waiver or relinquishment by Company of any contract or other right, other than those contemplated by this Agreement;

(e)        any change in any method of accounting or accounting practice by Company;

(f)        any (i) grant of any severance or termination pay to any director, officer or employee of Company, (ii) commencement, renewal or amendment of any consulting, employment, deferred compensation, severance, retirement or other similar agreement with any Person, (iii) increase in benefits payable under any existing severance or termination pay policies, employment agreements or commission arrangements or agreements, (iv) entry into any arrangement or agreement obligating Company to pay commissions or other similar payments; and (v) any other increase in compensation, bonus or other benefits payable to any director or officer of Company or, other than in the ordinary course of business consistent with past practices, to any employee of Company;

(g)        any agreement, by or on behalf of Company, whether written or otherwise, to take any action described in this Section 3.09.

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3.10        Related Party Transactions. Except as set forth in Section 3.10 of the Company Letter, (a) no Stockholder, (b) no current or former director, officer, employee or affiliate of Company, (c) no immediate family member of any such director, officer, employee or affiliate, or of a Stockholder, and (d) no entity controlled by any one or more of the foregoing (excluding Company) (collectively, the “Related Parties”): (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of Company; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Company uses or the use of which is reasonably necessary or desirable for the conduct of Company’s business; (iii) has any cause of action or other Claim whatsoever against, or owes any amount to, Company; or (iv) on behalf of Company, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any officer or director of Company, or an immediate family member of the foregoing, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies).

3.11         Material Contracts.

(a)          Except as disclosed in the applicable subsection of Section 3.11(a) of the Company Letter, Company is not a party to or bound by any of the following (whether oral or written):

(i)        any lease (a) for real property or (b) for personal property involving annual expenditures of Ten Thousand Dollars ($10,000) or more or aggregate expenditures of Twenty-Five Thousand Dollars ($25,000) or more;

(ii)        any agreement (a) for the purchase of materials, software, supplies, goods, services, equipment or other assets providing for either annual payments by Company of Ten Thousand Dollars ($10,000) or more under such agreement or aggregate payments by Company of Twenty-Five Thousand Dollars ($25,000) or more under such agreement or which contains any exclusivity provision, or (b) that continues for a period of more than 12 months (unless it can be terminated at Company’s convenience without premium or penalty) or provides for quantities in excess of the normal, ordinary and usual requirements of Company or is as at an excessive price;

(iii) any agreement (a) providing for the sale by Company of materials, supplies, goods, services, equipment or other assets that provides for either annual payments to Company of Ten Thousand Dollars ($10,000) or more under such agreement or aggregate payments to Company of Twenty-Five Thousand Dollars ($25,000) or more under such agreement or (b) which will result in any loss to Company upon completion of performance thereof, nor are there any outstanding bids or proposals that will not result in a normal profit;

(iv) any partnership, joint venture or limited liability company agreement;

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(v)        any agreement relating to the acquisition or disposition of any (a) business (whether by merger, sale of stock, sale of assets or otherwise) or (b) assets outside the ordinary course of business;

(vi)        any agreement relating to indebtedness for borrowed money, capital lease obligation or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed (directly or indirectly) or secured by any asset) or the making of a loan;

(vii)        any option to license, license (including software license) or franchise agreement;

(viii)        any commission, agency, dealer, sales representative or marketing agreement;

(ix)        any agreement that limits the freedom of Company to compete in any line of business, in any market or customer segment or with any Person;

(x)        any agreement containing any right of first refusal or right of first negotiation or to provide goods or services to any Person on a preferential or most-favored basis;

(xi)        any agreement pursuant to which Company is subject to confidentiality or non-disclosure obligations; (assuming we have included all of these in the disclosure documents)

(xii)        any agreement under which Company agrees to indemnify any party other than in the ordinary course of business or in which Company agrees to indemnify any Person for consequential or incidental damages or lost profits;

(xiii)        any contract or other agreement with any current or former officer, director, employee, consultant, agent or other representative or any agreement or understanding pursuant to which Company may be liable for any severance or termination pay or obligations;

(xiv)        any outstanding contracts or agreements, other than task orders, with any or for Government Agency, including any subcontract with any prime or other contractor at any tier;

(xv)        any other agreement or series of related agreements, which, individually or in the aggregate, is material to Company.

(b)        Each agreement, contract, plan, lease, arrangement or commitment disclosed in Section 3.11(a) of the Company Letter or required to be disclosed in the Company Letter (each a “Material Contract”) constitutes a valid and binding obligation of Company and is in full force and effect. Each Material Contract is enforceable against Company in accordance with its terms, subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding at equity or at law), and except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights. Company has satisfied in full or provided for all of its liabilities and obligations under the Material Contracts which are due and payable, except amounts or liabilities disputed in good faith by Company for which adequate reserves have been set aside. Company is not, and to Company’s Knowledge, no other party is in default under or breach of any Material Contract, and, to Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would (i) constitute any default or breach thereunder, (ii) impair or alter the rights of Company or any third party, (iii) give rise to a right of termination, cancellation, amendment or acceleration, or (iv) result in the creation or imposition of any Lien on any assets or properties of Company.

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(c)        To Company’s Knowledge, no Person intends to terminate (whether for cause or convenience) or default under any Material Contract before the expiration of its stated term, if any, and, in the case of Material Contracts for which renewal is contemplated, no Person intends not to renew such contract. Except as set forth in Section 3.11(c) of the Company Letter, to Company’s Knowledge, no Claim for non-performance of any Material Contract is pending or threatened. There are no pending renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable under any Material Contract, and no Person has requested any such renegotiation.

3.12        No Undisclosed Liabilities. (Except for liabilities which will be incurred as a result of this transaction, which will be born by the Shareholders), there are no liabilities of Company of any kind whatsoever including any liability for Taxes (whether accrued or unaccrued, actual or contingent, matured or unmatured, conditional or absolute, determined, determinable, unliquidated or otherwise), and there are no existing conditions, situations or circumstances which, individually or in the aggregate, reasonably could be expected to result in such a liability or obligation, other than:

(a)        liabilities or obligations disclosed on the face of the Balance Sheet; and

(b)        liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which individually and in the aggregate are not material to Company and none of which is a liability resulting from, arising out of, relating or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit.

3.13        Litigation. There is no action, suit, investigation or proceeding pending against or, to Company’s Knowledge, threatened against or affecting Company, any of its assets or any of its officers or directors in their capacity as officers or directors of Company before any court or arbitrator or any governmental body, agency or official; nor, to Company’s Knowledge, is there any valid basis for or circumstance which would give rise to any such action, suit, investigation or proceeding. Company is not subject to any judgment, Order or decree. Section 3.13 of the Company Letter sets forth a description of each legal proceeding instituted by or on behalf of Company.

3.14        Compliance with Laws and Court Orders. Company is in compliance in all material respects with all applicable Laws, Orders or other requirements of a Governmental Authority applicable to its business, properties, assets and operations (including those Laws relating to wages and hours, classification of employees, record keeping, customs, export and sanctions compliance, possession of classified information or zoning). Company has not been given notice of any alleged violation or non-compliance of any such Law, order or requirement. To Company’s Knowledge, Company is not and has not been under investigation with respect to or been threatened to be charged with or given notice of any violation of any applicable Law, order or requirement.

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3.15        Licenses and Permits. Company has all licenses, authorizations, consents and approvals necessary to carry on its business as now conducted, including without limitation all accreditations and laboratory certifications. Section 3.15 of the Company Letter correctly sets forth a list of each license, franchise, permit, order, registration, certificate, approval, accreditation, certification or other similar authorization affecting, or relating in any way to, the assets or business of Company (collectively, the “Permits”), and each pending application for any Permit, together with the name of the Government Agency or other Person issuing such Permit or with which such application is pending. Except as set forth in Section 3.15 of the Company Letter, (a) the Permits are valid and in full force and effect, (b) Company is not and has not been in violation of or default under, and, to Company’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a violation of or default under, the Permits, (c) no proceeding is pending or, to Company’s Knowledge, threatened, to revoke or limit any Permit and (d) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.

3.16        Proprietary Rights.

(a)        Ownership. Company has all Intellectual Property Rights necessary to conduct business as it has been conducted immediately prior to the Closing Date. Except for Intellectual Property Rights listed in Section 3.16(b), which are licensed to Company by another Person, Company is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property Rights.

(b)        Licenses to Company. Section 3.16(b) of the Company Letter sets forth all Intellectual Property Rights licensed to Company by other Persons that are used by or on behalf of Company in performance of Company’s business as it has been conducted immediately prior to the Closing Date. Except as disclosed in Section 3.16(b)(i) of the Company Letter, the Intellectual Property Rights licensed to Company by other Persons are licensed pursuant to valid and binding agreements that are enforceable by Company in accordance with their terms and freely assignable or otherwise transferable to Buyer in connection with the Transactions. Neither Company nor any other party to any such aforementioned valid and binding agreement is in default or breach in any material respect under the terms of any such aforementioned valid and binding agreements and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any material event of default thereunder.

(c)        Licenses from Company to Third Parties. Company has not granted any licenses to another Person with respect to its Intellectual Property Rights.

(d)        Encumbrances. Company has not assigned, hypothecated or otherwise encumbered title in and to any of the Intellectual Property Rights and is not obligated to pay any further sums to another Person for the use of the Intellectual Property Rights greater than one thousand dollars ($1,000) per year.

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(e)        Infringement. Except as disclosed in Section 3.16(e) of the Company Letter, (i) there are no infringements by any other party of any of the Intellectual Property Rights, and (ii) there are no pending or threatened claims against any Person, who would be entitled to indemnification by Company for such claims, that the Intellectual Property infringes any other Person’s Intellectual Property Rights. Except as disclosed in Section 3.16(e)(i) of the Company Letter, Company has not entered into any agreement to indemnify any other party against any charge of infringement of any of its Intellectual Property Rights except for any such violations or infringements as do not, individually or in the aggregate, materially affect Company. Except as disclosed in Section 3.16(e)(ii) of the Company Letter, Company has not violated or infringed and does not violate or infringe any Intellectual Property Right of any other Person, and Company has not received any written communication alleging that it violates or infringes the Intellectual Property Right of any other Person. Except as disclosed in Section 3.16(e)(iii) of the Company Letter, Company has not been sued at any time for infringing any Intellectual Property Right of another Person.

(f)        Know-How. Except as disclosed in Section 3.16(f) of the Company Letter, there have been no disclosures by Company or any of its affiliates, to any other Person, other than disclosures to Persons who are bound to hold such information in confidence pursuant to confidentiality agreements or otherwise by operation of law, of any algorithms, process, technique, formula, research and development results or other know-how relating to the business of Company, the unauthorized public disclosure of which would have an adverse effect on Company.

3.17        Taxes.

Except as otherwise set forth on Section 3.17 of the Company Letter: (i) Company has timely filed (taking into account any properly granted extensions of time to file) all Tax Returns with the appropriate taxing authorities required to have been filed, and each such Tax Return is correct and complete in all material respects.

3.18        Real Property.

(a)        Company has never owned any real property or interest therein.

(b)        Section 3.18(b) of the Company Letter sets forth a true, correct and complete list of all leases, subleases, licenses and other agreements (collectively, the “Real Property Leases”) under which Company uses or occupies or has the right or obligation to use or occupy or pay rent or other fees for use thereof, now or in the future, any real property (the land, buildings and other improvements covered by the Real Property Leases.

(c)        Company has not received notice of any pending, or to Company’s Knowledge, are there any threatened, condemnation, eminent domain or similar proceedings affecting the Leased Real Property, any improvements thereon or any portion thereof. Company has not received notice that there is any pending, or to Company’s Knowledge, has there been any threatened, request, application or proceeding to alter or restrict any zoning or other use restrictions applicable to the Leased Real Property, any improvements thereon or any portion thereof. There are no adverse parties in possession of the Leased Real Property or any portion or portions thereof, and on the Closing Date the interests of Company in the Leased Real Property will be free and clear of any and all liens, subsequent leases, licenses, occupants or tenants. .

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3.19        Insurance Coverage. Section 3.19 of the Company Letter sets forth (a) a true and complete list of all insurance policies, fidelity bonds and other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks by Company with respect to the business, assets, properties, operations, employees, officers or directors of Company, (b) the dates since which such policies or other arrangements have been in effect, (c) a description of such risks that Company has designated as being self-insured and (d) an insurer generated list of claims under each policy for the last two (2) policy periods.

3.20        Books and Records. Company has maintained business records, including books of account, minute books and stock record books, with respect to the assets and its business and operations which are true, accurate and complete in all material respects, and to Company’s Knowledge, there are no deficiencies in such business records.

3.21        Accounts Receivable; Accounts Payable. All accounts receivable, unbilled work in process and other debts due or recorded represent sales actually made by Company in the ordinary course of business and are collectible in full in the ordinary course of business on or prior to the first anniversary of the Closing Date, subject to such reserves for doubtful receivables as are included in the Balance Sheet. None of such accounts receivable or other debts is subject to any defense, counterclaim or right of set-off. Company has delivered to Buyer a complete and accurate list and aging schedule of all receivables of Company. There are no unpaid invoices or bills representing amounts alleged to be owed by Company, or other alleged obligations of Company, which Company has disputed or determined to dispute or refuse to pay.

3.22        Absence of Unlawful Payments. None of (a) Company, (b) any Stockholder, director, officer, agent or employee acting on behalf of Company, nor (c) any other Person acting on behalf of Company, has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds. None of (i) Company, (ii) any Stockholder, director, officer, agent or employee acting on behalf of Company or (iii) any other Person acting on behalf of Company has accepted or received any unlawful contributions, payments, gifts or expenditures.

3.23        Product or Service Liability. There is no action, suit, proceeding or to Company’s Knowledge, inquiry or investigation, by or before any court or Governmental Authority pending or, to Company’s Knowledge, threatened against or involving Company relating to any services performed by Company and alleged to have been defective or improperly rendered or not in compliance with contractual requirements, or any products or software delivered or sold by Company which are alleged to be defective or not in compliance with contractual requirements.

3.24        Finders’ Fees. No broker, finder, agent or similar intermediary has acted on behalf of Company or the Stockholders in connection with this Agreement or the Transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Company or the Stockholders.

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3.25        Disclosure. Company has disclosed to Buyer all facts material to the business, results of operations, assets, liabilities, financial condition or prospects of Company. No representation or warranty by Company contained in this Agreement and no statement contained in any document, certificate, or other writing furnished or to be furnished by or on behalf of Company to Buyer or any of its representatives pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Company and the Stockholders as of the date hereof and as of the Closing Date as follows:

4.01        Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and to own the properties and assets it now owns.

4.02        Corporate Authorization; Binding Effect. Buyer has all requisite corporate power and corporate authority required to enter into the Transaction Documents to which it is or will be a party and to consummate the Transactions contemplated hereby and thereby to be consummated by it. The execution and delivery of the Transaction Documents to which Buyer is or will be a party by Buyer, and the consummation of the Transactions contemplated hereunder to be consummated by Buyer, have been duly authorized by all necessary corporate action on the part of Buyer in accordance with the laws of the State of Nevada. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.03        Governmental Authorization. No consent, approval or authorization of, filing with, or notice to, any Governmental Authority or any other Person, is required by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement, each and every agreement contemplated under this Agreement to be entered into by Buyer in connection with the Transactions, and the consummation by Buyer of the Transactions contemplated hereunder to be consummated by it.

4.04        Non-contravention. The execution and delivery by Buyer of the Transaction Documents to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the Transactions do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Buyer, or (b) assuming compliance with the matters referred to in Section 4.04 of the Company Letter, contravene or conflict with any applicable provision of any law, regulation, rule, judgment, injunction, order or decree binding upon or applicable to Buyer in any material respect.

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4.05        Litigation. There is no action, suit, investigation or proceeding pending against or, to Buyer’s knowledge, threatened against or affecting Buyer or any of its officers or directors in their capacity as officers or directors of Buyer before any court or arbitrator or any governmental body, agency or official, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Transactions contemplated hereby; nor, to Buyer’s knowledge, is there any valid basis for any such action, suit, investigation or proceeding.

4.06        Financials. Attached hereto as Schedule 4.06 are the 2018 Income Statement and Balance Sheet of Buyer along with the March 2019 Income Statement and Balance Sheet of Buyer. Buyer represents that no material change has occurred since the December 31, 2018 financial statements.

4.07        No Undisclosed Liabilities or other Material Information. Buyer has no liabilities (including contingent liabilities such as litigation or potential finder’s fees) except what is disclosed on Schedule 4.07 hereto. Buyer has no Knowledge of any set of facts that would prevent it from becoming uplisted to the OTCQB provided Company meets the minimum bid price and SEC filing requirements of the OTCQB. Buyer has not infringed any intellectual property of a third party or otherwise violated the property or contract rights of any third party.

4.08.       Capitalization. The authorized capital stock of Buyer as of the Closing will consist solely of 1.05 billion shares of capital stock, of which 1 billion shares are designated as common stock, $0.001 par value, (“Company Common Stock”) and 50,000,000 shares are designated as preferred stock (“Company Preferred Stock”). As of the date hereof, there are outstanding ____________________ shares of Company Common Stock and ZERO (0) shares of Company Preferred Stock, all of which have been duly authorized and validly issued and are fully paid and non-assessable. Company has no other authorized, issued or outstanding class of capital stock. Except as set forth on Schedule 4.08, there are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or other written, oral or implied commitments relating to (a) the authorized and unissued capital stock of Company or (b) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from Company, any shares of capital stock of Company and no such convertible or exchangeable securities or obligations are outstanding. Each outstanding share of capital stock of Company is free and clear of Liens. All outstanding shares of Company Common Stock were issued in compliance with all applicable federal and state securities laws and were not issued in violation of any preemptive or similar right. No option, right, subscription, warrant, unsatisfied preemptive right, call or other written, oral or implied commitment relating to (i) the authorized and unissued capital stock of Company or (ii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from Company, capital stock of Company shall be outstanding after the Closing.

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4.09.       Disclosure. Buyer has disclosed to Company all facts material to the business, results of operations, assets, liabilities, financial condition or prospects of Buyer. No representation or warranty by Buyer contained in this Agreement and no statement contained in any document, certificate, or other writing furnished or to be furnished by or on behalf of Buyer to Company or any of its representatives pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE V

CONDITIONS TO CLOSING

5.01        General Conditions. The respective obligations of each party to this Agreement to consummate the Transactions shall be subject to the following conditions, unless waived in writing prior to the Closing Date by such party:

(a)        No Actions or Orders. No action shall have been taken, and no statute, rule, regulation, executive order, judgment, decree, or injunction shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court or governmental or regulatory agency of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the Transactions (each party agreeing to use commercially reasonable efforts to avoid the effect of any such statute, rule, regulation or order or to have any such order, judgment, decree or injunction lifted).

(b)        Government Approvals. To the extent required by applicable law, all permits, consents, approvals and waivers required to be obtained from, and notices required to be given to, any Governmental Authority to permit the consummation of the Transactions shall have been received, obtained or given, as the case may be, and shall be in full force and effect.

5.02        Conditions to Obligations of the Stockholders. The obligations of the Stockholders to consummate the Transactions shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing Date by the Stockholders:

(a)        Representations and Warranties. The representations and warranties of Buyer contained herein that are qualified as to materiality (or similar concept) shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the date hereof and the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

(b)        Covenants. Buyer shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date and there shall have been no material adverse change in the Buyer’s financial condition (including contingent liabilities).

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(c)        Resignation. Written resignation of all Buyer employees, officers, and directors.

(d)       Closing Documents and Deliveries. Company shall have received the following agreements, deliveries and documents, each of which shall be in full force and effect:

(i)        a certificate executed on behalf of Buyer, dated the date of Closing and signed by an officer of Buyer, evidencing compliance with Sections 5.02(a) through (c) hereof;

(ii)        certificates from appropriate authorities as to the good standing of, and payment of all required fees by Buyer in Nevada and any other jurisdiction in which Buyer is “doing business”, as of a recent date prior to the Closing Date.

(iii)        A joint written consent of the Board and majority shareholders of Buyer approving the transactions contemplated herein.

(iv) Documents, including bank account signature cards, for any Company bank accounts.

(v)        Executed documents evidencing the settlement and release of claims originating under promissory notes issued by FirstIn Wireless (the former business of the Buyer) in form and substance suitable to the Company on the terms set forth on Schedule 5.02(d)(v).

(vi)        Evidence of Financing of at least $35,000 shall have been procured for the Buyer.

(vii)        Confirmation that the Articles of Incorporation of Buyer have been amended to increase the authorized common and preferred stock to 1 billion shares of common and 50 million shares of preferred.

5.03        Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, except to the extent waived in writing by Buyer:

(a)        Representations and Warranties. The representations and warranties of Company contained herein that are qualified as to materiality or Material Adverse Effect (or similar concept) shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the date hereof and the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

(b)        Covenants. Company and the Stockholders shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

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(c)        No Material Adverse Effect. There shall not have occurred after the date hereof any fact, development, event or circumstance that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d)        Approvals. This Agreement and the Transactions involving Company shall have been duly approved by the requisite vote of the Board of Directors of Company in accordance with applicable law, and Company shall have delivered to Buyer certified resolutions of its Board of Directors evidencing such approval.

(e)        Consents. Company shall have obtained and provided to Buyer each approval and consent listed in Sections 3.03 and 3.04 of the Company Letter, each in form and substance reasonably satisfactory to Buyer and such consent shall be in full force and effect.

(f)        Closing Documents. Buyer shall have received the following agreements and documents, each of which shall be in full force and effect: a certificate executed on behalf of Company, dated the date of Closing and signed by an officer of Company, evidencing compliance with Sections 5.03(a) through (e) hereof;

5.04. Issuance of Stock Certificates. All new stock certificates required to be issued hereunder shall be issued as soon as practicable after the Closing either in book entry or certificate form. The fact that such certificates have not yet been issued does not mean that the new shareholders are not shareholders. Notice shall be provided to the transfer agent at the Closing of the new shareholders of the Buyer and such shareholders shall have all rights as shareholders despite not yet having stock certificates.

5.05. Bank Accounts. All bank accounts of the Buyer shall have new signatories designated by the Company post-closing.

5.06. Existing Business of Buyer. The parties shall negotiate in good faith the transfer of the Buyer’s existing operating business to the former majority shareholders of Buyer within 90 days of the Closing.

5.07. Termination Date. In the event that all of the conditions to closing have not been met by May 31, 2019 or waived, either the Buyer or the Company may terminate this Agreement at any time thereafter without liability to either party if the transactions contemplated by this Agreement have not closed.

ARTICLE VI

CERTAIN COVENANTS AND AGREEMENTS

6.01        Tax Matters.

a.        Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of Company that are required to be filed on or prior to the Closing Date (taking into account, for these purposes, any extension of the time to file any such Tax Return), including any amended Tax Returns required for such periods. Unless otherwise required by applicable Law, every material position taken on such Tax Returns shall be reasonably consistent with the methodology and elections employed by Company in prior years. Company shall provide Buyer with copies of any Tax Returns described in the preceding sentence that have not been provided to Buyer prior to the date hereof.

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b.        Buyer shall file or cause to be filed, all Tax Returns for Company for all Tax periods ending on or prior to the Closing Date that are required to be filed after the Closing Date. Unless otherwise required by applicable Law, every material position taken on such Tax Returns shall be reasonably consistent with the methodology and elections employed by Company in prior years. Company shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing as provided herein. Not less than thirty (30) days before the earlier of the due date of any such Tax Return or the date on which such Tax Returns are to be filed, Company shall furnish a draft of such Tax Return (as proposed to be filed) to Buyer for its review. Not less than twenty (20) days before the earlier of the due date of such Tax Return or the date on which such Tax Return is to be filed, Buyer shall forward to Company any comments it may have relating to such Tax Return, and Buyer and Company agree to resolve in good faith any disputes regarding such Tax Return.

c.        Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Company for Tax periods which begin before the Closing Date and end after the Closing Date. Unless otherwise required by applicable Law, every material position taken on such Tax Returns shall be reasonably consistent with the methodology and elections employed by Company in prior years.

d.        Buyer and Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.01 and any audit, litigation or other proceeding with respect to Taxes.

e.        Buyer and Company further agree, upon request, to use their commercially reasonable efforts (including those actions described in Section 6.01(e) to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions).

f.        All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Company when due, and Company and Buyer shall cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the other parties shall, and shall cause their affiliates to, join in the execution of any such Tax Returns and other documentation. The expense of such filings shall be paid by the Stockholders jointly and severally.

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g.        Company shall have full responsibility for and discretion in handling any Tax controversy relating to a Tax period ending on or prior to the Closing Date (a “Pre-Closing Proceeding”). Company shall furnish to Buyer or give Buyer access to all material relevant information in its possession concerning the Tax controversy that is the subject of such Pre-Closing Proceeding. Buyer shall have the right to participate in the defense or settlement of such Pre-Closing Proceeding, at its sole cost and expense, through its own legal counsel. Company shall not settle or compromise a claim or consent to the entry of any judgment that would adversely affect Buyer (or Company for any period or portion thereof beginning after the Closing Date) without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Buyer shall have full responsibility for and discretion in handling any Tax controversy relating to a Tax period which begins before the Closing Date and ends after the Closing Date (a “Straddle Proceeding”). Buyer shall furnish to Company or give Company access to all material relevant information in its possession concerning the Tax controversy that is the subject of such Straddle Proceeding. The Stockholders shall have the right to participate in the defense or settlement of such Straddle Proceeding, at its sole cost and expense, through its own legal counsel. Buyer shall not settle or compromise a claim or consent to the entry of any judgment that would adversely affect Company without the prior written consent of Company, which consent shall not be unreasonably withheld or delayed.

6.02         Other Matters.

(a)        Buyer will use its commercially reasonable efforts post-closing to implement the reverse stock split referenced in Article II.

(b)        [omitted]

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.01        Indemnification by Company. Company agrees to indemnify, defend and hold harmless in the manner and subject to the limitations and qualifications set forth in this Article VII, Buyer and its directors, officers, employees, agents, representatives, affiliates, successors and assigns (collectively, “Buyer Indemnitees”) against and hold the Buyer Indemnitees harmless from and in respect of any and all Damages based upon, arising out of, or otherwise in respect of or which may be incurred by virtue of or result from the inaccuracy in or breach of any representation, warranty, covenant or agreement made by Company in this Agreement, any Transaction Document or in any document or instrument executed by or on behalf of Company in connection with the Closing or noncompetition with Company or Buyer following the Closing which shall be governed by the terms of any such agreement.

7.02        Indemnification by Buyer. Buyer agrees to indemnify, defend and hold harmless in the manner and subject to the limitations and qualifications set forth in this Article VII, Company and their respective agents, representatives, affiliates, successors and assigns (collectively, the “Company Indemnitees,” and, together with the Buyer Indemnitees, the “Indemnitees”) against and hold Company Indemnitees harmless from and in respect of any and all Damages based upon, arising out of, or otherwise in respect of or which may be incurred by virtue of or result from the inaccuracy in or breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement (including all schedules and exhibits hereto), any Transaction Document or in any document or instrument executed by or on behalf of Buyer in connection with the Closing or pursuant hereto, other than any agreement relating to a Stockholder’s employment or noncompetition with Company or Buyer following the Closing which indemnification thereunder shall be governed by the terms of any such agreement.

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7.03        Survival. All representations and warranties of the parties contained in this Agreement shall (i) subject to the limitations set forth in this Section 6.03, survive the Closing and not be affected by any investigation made by or on behalf of any party hereto or any knowledge acquired or capable of being acquired by any party hereto regarding the accuracy or inaccuracy of any representation or warranty or compliance with or breach of any covenant or agreement and (ii) be deemed to be made as of the date hereof and as of the Closing Date. The representations and warranties contained in or made pursuant to this Agreement or any Transaction Document and the indemnity obligations set forth in this Article VII shall terminate on, and no Claim or action based solely thereon may be initiated after the first anniversary of the Closing Date. Except as otherwise expressly provided herein, the covenants and agreements contained in this Agreement shall survive the execution and delivery hereof and the consummation of the Transactions indefinitely. Notwithstanding any other provision of this Agreement, if any claim for Damages is asserted by any Indemnitee prior to the termination of the representation, warranty or indemnification obligation, the obligations of the party or parties providing indemnity therefore (each, an “Indemnifying Party”) shall continue with respect to such claim until the resolution and satisfaction thereof even if not finally resolved until after such termination.

7.04        Notice of Indemnification Claims.

(a)        Notice of Claims. Promptly after an Indemnitee becomes aware of (i) any facts or events that could give rise to indemnification by Indemnifying Parties hereunder, (ii) a claim made by a third party against such Indemnitee, or (iii) facts or circumstances establishing that an Indemnitee has experienced or incurred Damages subject to indemnification under this Article VII, the Indemnitee shall give to the Indemnifying Parties prompt written notice thereof (in each case, an “Indemnification Notice”). The failure to give notice pursuant to this Section 7.04(a) or any other similar notice provision of this Agreement shall not affect or limit the Indemnifying Parties’ obligations hereunder except, and then only to the extent that, the delay in giving, or failure to give, the notice is determined by final judgment of a court of competent jurisdiction to have actually and materially prejudiced the Indemnifying Parties’ ability to defend against the claim. To the extent practicable under the circumstances taking into account the information readily available to the Indemnitee at such time, the Indemnification Notice will describe with reasonable specificity (x) the nature of and the basis for the set-off or indemnification claim, including any relevant supporting documentation, and (y) an estimate of all Damages associated therewith.

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(b)        Procedure in Event of Indemnification Claim. If an Indemnitee desires to assert an indemnification claim pursuant to Section 7.01 or Section 7.02, the Indemnitee promptly shall provide an Indemnification Notice to the Indemnifying Parties in accordance with the procedures set forth in Section 7.04(a) hereof. If any Indemnifying Party does not object within twenty (20) days after receipt of the Indemnification Notice to the propriety of the indemnification claims described as being subject to indemnification pursuant to Section 7.01 or Section 7.02 or the amount of Damages asserted in the Indemnification Notice, the indemnification claims described and, if applicable, the amount of Damages asserted, in the Indemnification Notice shall be deemed final and binding upon that Indemnifying Party (hereinafter, collectively with any claims either agreed to between the parties or finally determined in accordance with Section 8.05, “Permitted Indemnification Claims”). If any Indemnifying Party contests the propriety of an indemnification claim described in the Indemnification Notice or the amount of Damages associated with such claim, then that Indemnifying Party shall deliver to the Indemnitee a written notice detailing with reasonable specificity all specific objections the Indemnifying Party has with respect to the indemnification claims contained in the Indemnification Notice (“Indemnification Objection Notice”). If the objecting Indemnifying Party and the Indemnitee are unable to resolve the disputed matters described in the Indemnification Objection Notice within fifteen (15) business days after the date the Indemnitee received the Indemnification Objection Notice, the disputed matters will be subject to the dispute resolution procedures set forth in Section 8.05 hereof. Any undisputed indemnification claims or Damages contained in the Indemnification Notice shall be deemed to be final and binding upon the Indemnifying Parties and shall constitute a Permitted Indemnification Claim. If the procedures in Section 8.05 result in all or any portion of an indemnification claim properly being subject to indemnification pursuant to Section 7.01 or Section 7.02 such claim or portion thereof shall be final and binding upon the Indemnifying Parties and shall constitute a Permitted Indemnification Claim.

(c)        Defense of Third Party Claims. After receipt of an Indemnification Notice in respect of a Claim brought by a Third Party, the Indemnifying Party or Parties shall have the right to assume the defense (at the Indemnifying Party or Parties’ sole cost and expense) of any such claim through counsel of the Indemnifying Party’s or Parties’ own choosing by so notifying the Indemnified Party in writing within twenty (20) days of receipt of such Indemnification Notice; provided, however, that any such counsel shall be reasonably satisfactory to the Indemnitee. Each Indemnitee shall have the right to employ separate counsel in such Claim and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless: (i) the Indemnifying Party has agreed to pay such expenses; (ii) the Indemnifying Party has failed promptly to assume the defense and employ counsel reasonably satisfactory to such Indemnified Party; or (iii) the named parties to any such Claim (including any impleaded parties) include any Indemnitee and the Indemnifying Party or an affiliate of the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that either (x) there may be one or more legal defenses available to it which are different from or in addition to those available to the Indemnifying Party or such affiliate or (y) a conflict of interest may exist if such counsel represents such Indemnitee and the Indemnifying Party or its affiliate; provided, that, if such Indemnitee notifies the Indemnifying Party in writing that it elects to employ separate counsel in the circumstances described in clause (i), (ii) or (iii) above, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party. Without the consent of the Indemnitees, the Indemnifying Parties shall not consent to, and the Indemnitees shall not be required to agree to, the entry of any judgment or enter into any settlement unless such judgment or settlement (i) includes as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Indemnitee that is the subject of such third-party Claim, (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of an Indemnitee and (iii) in the case of any Claim regarding Taxes, such judgment or settlement does not and will not, in the reasonable determination of Buyer, give rise or result in an increase in any Tax liability of Buyer, or any of its Affiliates. If an Indemnification Notice is given to an Indemnifying Party and the Indemnifying Party does not, within twenty (20) days after the Indemnitee’s notice is given, give notice to the Indemnitee of its election to assume the defense of such claim, the Indemnifying Party will be bound by any determination made in such claim or any compromise or settlement effected by the Indemnitee. The Indemnitee and the Indemnifying Party will make available to each other and their attorneys and representatives at all reasonable times, all books and records relating to such Claim and will render to each other such assistance as may reasonably be requested to ensure proper and adequate defense of any such Claim.

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ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.01        Amendment and Modifications. This Agreement may be amended, modified and supplemented only by written agreement among the parties hereto which states that it is intended to be a modification of this Agreement.

8.02        Waiver of Compliance. Any failure of Company or the Stockholders, on the one hand, or Buyer, on the other, to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived in writing by the other applicable parties, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.03        Expenses. The parties agree that all fees and expenses incurred by them in connection with this Agreement and the Transactions contemplated hereby shall be borne by the party incurring such fees and expenses, including, without limitation, all fees of counsel, advisors and accountants. The parties further agree that the fees and expenses incurred by Company in connection with this Agreement and the Transactions contemplated hereby, including attorneys’ fees shall be accrued as a liability of Company immediately prior to the Closing.

8.04       Waiver. To the maximum extent permitted by law, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

8.05       Dispute Resolution.

(a)        Negotiated Resolution. Except to the extent a different procedure is expressly provided for herein, if any dispute arises (i) out of or relating to, this Agreement, any Transaction Document or any alleged breach hereof or thereof, or (ii) with respect to any of the Transactions (“Dispute”), the party desiring to resolve such Dispute shall deliver a written notice describing such Dispute with reasonable specificity to the other parties (“Dispute Notice”). If any party delivers a Dispute Notice pursuant to this Section 8.05, or if any Stockholder delivers to any Indemnitee an Indemnification Objection Notice pursuant to Section 8.06, the parties involved in the Dispute shall meet at least twice within the twenty (20) day period commencing with the date of the Dispute Notice or the Indemnification Objection Notice (as the case may be) and in good faith shall attempt to resolve such Dispute (as the case may be).

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(b)        Litigation. Except to the extent a different procedure is expressly provided for herein, if the Dispute is not resolved pursuant to Section 8.05(a) above, the Dispute or Rejected Claim may be settled by litigation. The prevailing party in any litigation shall be entitled to be indemnified and held harmless by the other party to that litigation for all costs incurred in the litigation, including but not limited to the cost of the record or transcripts thereof, court fees, reasonable attorneys’ and expert witnesses’ costs and fees, and all other costs and fees incurred therein.

8.06        Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be delivered by hand, sent by facsimile (with confirmed receipt), mailed, certified or registered mail with postage prepaid, or sent by reputable overnight courier to the parties at the address set forth below or to such other address as may be furnished in writing to the other parties hereto. All such notices and communications shall be deemed to have been duly given three (3) Business Days after being deposited in the mail, postage prepaid, if mailed; one (1) Business Day after being sent by reputable overnight courier; and one (1) Business Day after confirmed receipt, if sent by facsimile:

Buyer:         Jean Ekobo

or to such other person or address as Buyer shall furnish to Company and the Stockholders in writing.

Company and Stockholders:	Mark Fuller
9812 Falls Road #114-299
Potomac, MD 20854

With a copy to:	Jay O. Wright
9812 Falls Road #114-299
Potomac, MD 20854
Fax No.: 301.610.2094
Email: jwright22@msn.com

or to such other person or address as Company, the Stockholders or any of the Stockholders shall furnish to Buyer in writing.

8.07        Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party; provided, that, Buyer may assign this Agreement to an affiliate of Buyer provided that such assignment shall not relieve Buyer of liability hereunder.

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8.08        Governing Law. This Agreement and the legal relationship among the parties hereto shall be governed and construed under the laws of the State of New York.

8.09       Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature by telecopy shall be sufficient to evidence a party’s intention to be bound hereby.

8.10        Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

8.11        Entire Agreement. This Agreement, including the exhibits and schedules hereto, the Company Letter and the other documents and certificates delivered pursuant to the terms hereof, and the Confidentiality Agreement set forth the final, complete and exclusive agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including without limitation that certain letter of intent from Buyer, and countersigned by Company or any amendments or supplements hereto.

8.12        Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto or their successors and assigns any rights or remedies under or by reason of this Agreement.

8.13        Further Assurances. Each of the parties hereto agrees that from time to time, at the request of any of the other parties hereto and without further consideration, it will execute and deliver such other documents and take such other action as such other party may reasonably request in order to consummate more effectively the Transactions contemplated hereby. The parties shall cooperate with each other in such actions and in securing requisite approvals. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party reasonably may request to consummate or implement the Transactions contemplated hereby or to evidence such events or matters.

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

“COMPANY”		“BUYER”

BAYBERRY ACQUISITION CORP.		BIONOVELUS, INC.

By:	/s/ Jay O. Wright	By:	Jean M Ekobo
President/ CEO
Name:	Jay O. Wright
/s Jean M Ekobo

Title:	Director

“STOCKHOLDERS”

By:	Jay O. Wright
/s/ Jay O. Wright

Mark Fuller
/s/ Mark Fuller

Bill Forkner
/s/ Bill Forkner